Exhibit 99.1

Letter from Husker Ag, LLC to its Members

[Husker Ag Letterhead]

August 30, 2005

Dear Member:

We are pleased to announce that the Board of Directors has approved a cash distribution in the amount of $150.00 per membership unit to members of record on September 1, 2005. We intend to mail the distribution on or before September 16, 2005.

In addition, the Board of Directors has approved certain changes to the Company's Operating Agreement and Trading System Rules. The complete Operating Agreement and Trading System Rules, as amended, may be found on the Company's website, www.huskerag.com. Each of these amendments is effective as of August 31, 2005. The following is a brief summary of the changes.

The Operating Agreement has been amended to limit the transfer of membership units to no fewer than five units. Members will also be restricted from transferring any number of units that would result in the transferring member owning fewer than five units. Members who currently hold fewer than five units would be allowed to transfer their units - but only as a complete block. For example, a member owning two units would have the right to sell or gift the two units to the same buyer or transferee, but would be prohibited from transferring a single membership unit to two different buyers or transferees. If you own five or more units, you may not transfer your units in blocks of fewer than five units.

The changes made to the Trading System Rules relate to the payment date and effective date of the transfer of units under agreements reached between the buyer and seller. Generally, the effective date of transfers for the trimester period beginning April 1st will now be July 31st. The effective date of transfers for the other two trimester periods will remain the last day of the trimester period. The first date that a buyer may now make payment to the seller will generally be February 15th, June 15th and November 15th, respectively for the three trimester periods. The next Trading System trimester will begin on September 1st.

These changes were made to clarify and address questions and comments that have been made by members. Additional information regarding these changes may be found on the Company's Form 8-K which was filed with the SEC on or about the same date of this letter (available on the SEC website at www.sec.gov).

If you have any questions, please feel free to contact myself, Al Sievertsen or Kristine Wacker at (402) 582-4446.

Sincerely yours,

/s/ Fred Knievel
Fred Knievel
Chairman of the Board

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.